Exhibit 99.1

Contact: Andrew Hinton
(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FISCAL 2014 RESULTS

Cary, North Carolina, January 30, 2014 - The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its fiscal first quarter ended December 26, 2013.

First Quarter Summary:

•
Net loss was $5.1 million or $0.23 per share. This compares to net loss of $3.1 million or $0.14 per share in last year's first quarter. Excluding the impact of impairment charges, net loss for the first quarter of fiscal 2014 was $4.6 million, or $0.20 per share, compared to net loss of $1.7 million, or $0.08 per share, in the prior year (see reconciliation below).

•	Adjusted EBITDA was $42.4 million, down from $48.9 million a year ago (see reconciliation below).

•	Comparable store merchandise revenue increased 3.5%.

•	Merchandise gross margin decreased to 33.5% from 34.3% in the prior year quarter driven by promotional activity and sales mix.

•
Fuel gross profit was $48.7 million, compared to $49.2 million a year ago as comparable store fuel gallons sold declined 4.0%. This was partially offset by our retail fuel margin per gallon increasing $0.004 over the prior year quarter to $0.118.

•
Store operating and general and administrative expenses were $154.0 million compared to $147.2 million a year ago, as we upgraded our stores and incurred significant upfront training costs to support staffing realignment related to the Affordable Care Act. The increase included a $1.1 million unfavorable variance in gain/loss on asset sales. Other increases included: $3.0 million in facilities costs (of which $1.3 million was at remodeled stores); $1.5 million in store labor (of which $0.7 million was for increased training costs); and $1.2 million in medical insurance, incentive compensation and other costs.

•	Our effective tax rate for the first quarter of fiscal 2014 was 39.2% compared to 39.9% in the first quarter of fiscal 2013.

President and Chief Executive Officer Dennis G. Hatchell said, "We gained further momentum in merchandise sales during the first quarter as comparable sales grew 3.5%, our strongest result since the third quarter of fiscal year 2012. Our 4.1% increase in sales per customer drove this growth as inside customer traffic levels stabilized. These encouraging results were supported by continued progress upgrading our store base. During the first quarter we opened one new store, completed 28 remodels and added four new QSR's. As anticipated, higher expenses caused Adjusted EBITDA to be below last year, and we have action plans in place to control them over the balance of the year.”

Fiscal 2014 Outlook

The Company announced the following guidance ranges for its expected performance in fiscal 2014, which is a 52-week fiscal year:

	Q2 FY13	Q2 FY14 Guidance(1)		FY13	FY14 Guidance(1)
	Actual	Low	High	Actual	Low	High

Merchandise sales ($B)	$0.419	$0.426	$0.434	$1.80	$1.83	$1.86

Merchandise gross margin	33.7%	33.7%	34.2%	34.0%	33.7%	34.1%

Retail fuel gallons (B)	0.408	0.390	0.398	1.71	1.61	1.64

Retail fuel margin per gallon	$0.117	$0.105	$0.125	$0.115	$0.110	$0.130

Store operating and general and administrative expenses ($M)	$150	$153	$156	$609	$615	$625

Depreciation & amortization ($M)	$30	$28	$29	$118	$110	$115

Effective Corporate Tax Rate	49.0%	35.0%	38.0%	65.8%	38.0%	39.0%

Interest expense ($M)	$22	$21	$22	$89	$84	$87

Capital expenditures, net ($M)	$17	$25	$28	$85	$95	$110

(1) Guidance for the second quarter and for Fiscal 2014 excludes expenses relating to the contested election of directors resulting from the nominations submitted by a shareholder group. Fiscal 2014 guidance assumes closure of approximately 40 stores.

Conference Call
Interested parties are invited to listen to the first quarter earnings conference call scheduled for Thursday, January 30, 2014 at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible through the Investors section of the Company's website at www.thepantry.com. A slide presentation for the conference call will also be available for download at the investor section of our website. An online archive will be available immediately following the call and will be accessible for 30 days.

Use of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is defined by the Company as net income (loss) before interest expense, gain/loss on extinguishment of debt, income taxes, impairment charges and depreciation and amortization. Adjusted EBITDA is not a measure of operating performance or liquidity under generally accepted accounting principles in the United States of America ("GAAP") and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company's business, make strategic acquisitions and to service debt. Management also uses Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and compensation targets. Adjusted EBITDA does not include impairment of long-lived assets and other charges. The Company excluded the effect of impairment losses because it believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its remaining assets. Adjusted EBITDA does not include gain/loss on extinguishment of debt because it represents financing activities and is not indicative of the ongoing performance of the Company's remaining stores.

Net Loss and Net Loss Per Share Excluding Certain Items

In addition to net loss and net loss per share presented in accordance with GAAP, the Company has also presented net loss and net loss per share for the three months ended December 26, 2013 excluding the after-tax impact of non-cash charges related to impairment. Management believes that investors find this information useful as a reflection of the Company's underlying operating performance and that this information facilitates comparisons between the Company and other companies in its industry. Management uses these measures as part of its preparation of operating plans, budgets and forecasts and in its assessment of the Company's historical performance.

Additional Information Regarding Non-GAAP Measures

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization, impairment charges, or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and acquisitions, uses capital and intangible assets in its business and must pay income taxes as a necessary element of its operations. Due to these limitations, the Company uses non-GAAP measures in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, the measures referenced above, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company's use of these measures with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of January 30, 2014, the Company operated 1,537 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the Company's anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as our pricing and merchandising strategies and their anticipated impact and our intentions with respect to acquisitions, the construction of new stores, including additional quick service restaurants, and the remodeling of our existing stores. These forward-looking statements are based on the Company's current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation; the Company's ability to enhance its operating performance through its in-store initiatives and its store remodel program; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from the Company's fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the Company's markets; the effect of national and regional economic conditions on the convenience store industry and the Company's markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the Company's principal suppliers of fuel and merchandise, and their ability to continue to supply its stores; the Company's financial leverage and debt covenants; a disruption of our IT systems or a failure to protect sensitive customer, employee or vendor data; the ability of the Company to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability of the Company to divest non-core assets; environmental risks associated with selling petroleum products; the potential cost and management distraction attendant to the recent announcement of a stockholder nomination at our next annual meeting; and governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws. These and other risk factors are discussed in the Company's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission, and should be considered carefully. Readers are cautioned not to place undue reliance on such forward looking statements. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of January 30, 2014. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Condensed Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Three Months Ended
	December 26, 2013	December 27, 2012
Revenues:
Merchandise	$440,780	$428,848
Fuel	1,363,299	1,486,359
Total revenues	1,804,079	1,915,207
Costs and operating expenses:
Merchandise cost of goods sold	293,001	281,955
Fuel cost of goods sold	1,314,617	1,437,191
Store operating	128,069	123,276
General and administrative	25,977	23,886
Impairment charges	829	2,299
Depreciation and amortization	28,679	28,586
Total costs and operating expenses	1,791,172	1,897,193
Income from operations	12,907	18,014
Other expenses:
Interest expense	21,372	23,101
Total other expenses	21,372	23,101
Loss before income taxes	(8,465)	(5,087)
Income tax benefit	(3,321)	(2,030)
Net loss	$(5,144)	$(3,057)

Loss per share:
Loss per share	$(0.23)	$(0.14)
Weighted average and potential dilutive shares outstanding	22,791	22,615

Selected financial data:
Adjusted EBITDA	$42,415	$48,899
Payments made for lease finance obligations	$13,336	$12,887
Merchandise gross profit	$147,779	$146,893
Merchandise margin	33.5%	34.3%
Retail fuel data:
Gallons	408,663	427,024
Margin per gallon (1)	$0.118	$0.114
Retail price per gallon	$3.28	$3.42
Total fuel gross profit	$48,682	$49,168

Comparable store data:
Merchandise sales %	3.5%	2.2%
Retail fuel gallons %	(4.0)%	(4.8)%

Number of stores:
End of period	1,538	1,572
Weighted-average store count	1,544	1,574

(1) Fuel margin per gallon represents fuel revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on fuel equipment. Fuel margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Balance Sheets
(In thousands)

	December 26, 2013	September 26, 2013
ASSETS
Cash and cash equivalents	$32,506	$57,168
Receivables	58,750	64,936
Inventories	134,128	132,229
Prepaid expenses and other current assets	18,481	19,120
Deferred income taxes	16,874	18,698
Total current assets	260,739	292,151

Property and equipment, net	896,916	902,796
Goodwill and other intangible assets	440,891	440,982
Other noncurrent assets	80,628	79,297
Total assets	$1,679,174	$1,715,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$2,550	$2,550
Current maturities of lease finance obligations	10,998	11,018
Accounts payable	142,720	153,693
Other accrued liabilities	102,863	114,400
Total current liabilities	259,131	281,661

Long-term debt	497,868	498,414
Lease finance obligations	430,692	434,022
Deferred income taxes	54,438	59,182
Deferred vendor rebates	9,283	10,152
Other noncurrent liabilities	109,121	108,096
Total shareholders' equity	318,641	323,699
Total liabilities and shareholders' equity	$1,679,174	$1,715,226

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Three Months Ended
	December 26, 2013	December 27, 2012

Adjusted EBITDA	$42,415	$48,899
Impairment charges	(829)	(2,299)
Interest expense	(21,372)	(23,101)
Depreciation and amortization	(28,679)	(28,586)
Income tax benefit	3,321	2,030
Net loss	$(5,144)	$(3,057)

Adjusted EBITDA	$42,415	$48,899
Interest expense	(21,372)	(23,101)
Income tax benefit	3,321	2,030
Stock-based compensation expense	924	852
Changes in operating assets and liabilities	(13,076)	(11,008)
Benefit for deferred income taxes	(2,983)	(2,002)
Other	1,404	1,349
Net cash provided by operating activities	$10,633	$17,019

Additions to property and equipment, net	$(29,745)	$(18,511)
Acquisitions of businesses, net	—	141
Net cash used in investing activities	$(29,745)	$(18,370)

Net cash used in financing activities	$(5,550)	$(63,459)

Net decrease in cash	$(24,662)	$(64,810)

	Three Months Ended
	December 26, 2013			December 27, 2012
	Pre Tax	After Tax	EPS	Pre Tax	After Tax	EPS
Loss, as reported	$(8,465)	$(5,144)	$(0.23)	$(5,087)	$(3,057)	$(0.14)
Impairment charges	829	509	0.02	2,299	1,406	0.06
Loss, as adjusted	$(7,636)	$(4,635)	$(0.20)	$(2,788)	$(1,651)	$(0.08)